SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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/x/  Soliciting Material Pursuant to ss. 240a-12

                              WELLS FINANCIAL CORP.
                (Name of Registrant as Specified in Its Charter)

                             FINANCIAL EDGE FUND, LP
                                 PL CAPITAL, LLC
                        FINANCIAL EDGE/STRATEGIC FUND, LP
                                   JOHN PALMER
                                 RICHARD LASHLEY
                                 GARY PIHLSTROM
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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
Independent proxy analysis firm does not back candidate of current management of Wells Financial Corp.

On April 6, 2001, Wells Financial issued a press release which The PL Capital Group believes is grossly misleading. In its press release, Wells Financial stated that The PL Capital Group's stockholder proposal "calls for [Wells Financial] to solicit offers for the immediate sale of [Wells Financial]." Wells Financial then stated that Institutional Shareholder Services ("ISS"), a leading independent proxy analysis firm, had recommended a vote against the stockholder proposal. However, the PL Capital Group's proposal does not call for the "immediate sale" or a "fire sale" of Wells Financial, but rather a fair and open process that management and the Board of Directors of Wells have not undertaken, as concluded by ISS. Moreover, Wells Financial ignores that The PL Capital Group's proposal had other components with which ISS disagreed.

Wells Financial's press release also appear to imply that ISS endorsed all of management's positions with respect to the proxy contest being conducted by The PL Capital Group. In fact, ISS backed The PL Capital Group's nominee for election at this year's annual meeting, Mr. Gary Pihlstrom.

Furthermore, ISS stated the following:

     o "To follow ISS's recommendation, execute your votes on the dissident's WHITE proxy card and discard management's TAN proxy card."

     o "we believe shareholders would be best served by electing the dissident nominee to Wells Financial's board"

     o "Particularly given the slow reaction of the board to offers made for the company thus far (one of the dissidents' prime complaints about management is that Mr. Kruse and his board may be too "slow moving" in an increasingly fast-paced financial services industry), the addition of Mr. Philstrom could provide a valuable injection of energy to the board while also prompting a revisitation of what a reasonable offer for the company would be."

     o "While we do not propose to determine a fair price for the company in this analysis, the bids made so far reflect a substantial premium to the company's historical market price that appear to merit, at the least, the continuation of meaningful discussions with the offerors and the execution of agreements that would allow legitimate bidders access to information justifying a higher price."

     o "when a company receives premium-priced bids from two separate parties, management would be well served to take further steps beyond merely cordial discussions.

     o "Furthermore, we are not convinced that the range of Mr. Morrison's interest (not to mention that of the out of state institution) is low enough to justify management's decision to cease discussions. Even the low end of Mr.

          Morrison's expression of interest--$15.00 per share--reflects a premium of 21.2 percent over Wells' stock price on the last day of trading prior to PL Capital's initial 13D filing, and the $17.00 upper end reflects a 37.4-percent premium. Prior to the dissidents' 13D, the company's stock had not closed at or above $14.00 per share since October 1999. And the last time the company's stock had closed at $17.00 per share was November 1998. While we are sensitive to management's concerns that PL Capital is merely a short-term speculator seeking to make a quick profit, it appears that the Morrison bid offers enough of a premium to benefit even long-term shareholders of the company. The $19.00-per-share proposal made by the out-of-state institution, of course, is even more attractive to shareholders, notwithstanding the fact that it falls short of the value management deems sufficient. And while multiples paid in other transactions certainly offer valuable guidance on where Wells Financial should sell, we recognize that the market is the final arbiter of a company's worth."

     o "PL Capital has an impressive history of bank investments, many of which have yielded subsequent transactions that generated significant premiums to shareholders."

We encourage shareholders to independently review ISS's report. We encourage you to vote the White proxy card and support our candidate Gary Pihlstrom and our proposal.

Wells Financial's Annual Meeting is scheduled for April 18th.



We encourage you to read our proxy statement because it contains important information. If you do not already have a proxy statement from us, you can get our proxy statement, and any other relevant documents, for free at the web site of the Securities and Exchange Commission (www.sec.gov). In addition, copies of our recent Schedule 13D filings are available on the SEC's website. Our most recent Schedule 13D filing contains a list of the participants in The PL Capital Group's proxy solicitation and a detailed description of our security holdings of Wells. You may also contact us directly to obtain free copies of our proxy statement.